Exhibit 99.1

NEWS
RELEASE

2010-11

FOR IMMEDIATE RELEASE
Contact:  Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS THIRD QUARTER 2010 RESULTS

HOUSTON, TEXAS, November 4, 2010 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $8.3 million, or $0.08 per diluted share, for the quarter ended September 30, 2010, compared to a net loss of $8.8 million, or $0.08 per share, for the quarter ended September 30, 2009.  For the nine months ended September 30, 2010, net income totaled $34.2 million, or $0.32 per diluted share, compared to a net loss of $8.7 million, or $0.08 per share, for the comparable period in 2009.

Frontier’s light/heavy crude differential averaged $10.39 per barrel in the third quarter of 2010, a substantial improvement from the average $6.33 per barrel in the same period of 2009.  The WTI/WTS differential also improved to an average $2.13 per barrel in the third quarter of 2010, from an average $1.62 per barrel in the third quarter of 2009.  Frontier’s total charges for the third quarter of 2010 averaged 180,605 barrels per day (“bpd”), up from an average 177,741 bpd in the same period of 2009, due to record throughput at the El Dorado Refinery and despite reduced throughput at the Cheyenne Refinery primarily as a result of the crude unit fire in July 2010.

Refined product margins also improved in the third quarter of 2010 relative to the third quarter of 2009 as domestic year-over-year demand improvement continued.  Frontier’s gasoline crack spread averaged $10.51 per barrel, up from an average $7.92 per barrel in the third quarter of 2009, while Frontier’s distillate crack spread increased significantly to an average $13.93 per barrel, compared to an average $7.94 per barrel in the same period of 2009.

Refinery operating expenses before depreciation decreased to $82.9 million in the third quarter of 2010, from $83.7 million in the same period of 2009.  Operating costs in the most recent quarter reflect our continuing efforts to reduce expenses and were achieved despite approximately $6.1 million in fire-related repairs, $1.8 million in accelerated maintenance during the Cheyenne Refinery crude unit outage, and a $1.2 million increase in natural gas and electricity costs relative to the third quarter of 2009.  The operating expenses in the comparable period of 2009 included a $6.8 million environmental accrual charge, which was subsequently reduced to an accrual of $2.6 million in the second quarter of 2010.

Frontier’s Chairman, President and CEO, Mike Jennings, commented, “The third quarter provided another opportunity for profitable refining with improved crude differentials and healthy product margins.  Given these economics, El Dorado achieved record throughput and light oil production and reported a strong result for the quarter.  In Cheyenne, the fire-related setback was particularly unfortunate considering the operational and profitability momentum being achieved this year.  However, once back online, Cheyenne had a solid finish to the quarter, operating at maximum rates and capturing some of the best crack spreads in the country.”

“As a result of the recent widening of the heavy crude oil differential, in the fourth quarter we are fully utilizing the complexity of our refining assets as we increase our heavy crude charges to almost a third of crude capacity,” Jennings continued.  “Distillate fundamentals are strong, and crude differentials are stabilizing at more attractive levels due to production growth in Western Canada and the U.S. Midcontinent regions.  We are pushing forward with our profitability initiative in Cheyenne, and the LPG recovery project remains on schedule for completion in mid-2011.  We are encouraged by the improved market environment and the overall outlook for product demand and crude oil differentials; Frontier is well-positioned to take advantage of these developments,” Jennings concluded.

For the three months ended September 30, 2010, Frontier generated $28.6 million in cash flow before changes in working capital and invested $20.5 million in capital expenditures.  As of September 30, 2010, Frontier maintained a cash balance of $413.7 million, which exceeded long-term debt by $66.0 million, and had $546.7 million of working capital.  In addition, there were no cash borrowings under the Company’s revolving credit facility, and $243.9 million of borrowing base availability for cash borrowings under the $500.0 million revolving credit facility at quarter end.

Conference Call

A conference call is scheduled for today, November 4, 2010, at 10:00 a.m. central time to discuss the financial results.  To access the call, which is open to the public, please dial (800) 447-0521 (international callers (847) 413-3238), passcode 28096897.  A recorded replay of the call may be heard through November 18, 2010 by dialing (888) 843-7419 (international callers (630) 652-3042), passcode 28096897.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
		As Adjusted (1)		As Adjusted (1)
	2010	2009	2010	2009
INCOME STATEMENT DATA ($000s except per share)
Revenues	$4,237,496	$3,148,674	$1,416,472	$1,200,582
Raw material, freight and other costs	3,844,828	2,814,341	1,283,773	1,089,612
Refining operating expenses, excluding depreciation	221,901	232,175	82,878	83,701
Selling and general expenses, excluding depreciation	35,390	38,937	13,194	13,650
Gain on sale of assets	(1)	-	-	-
Operating income before depreciation	135,378	63,221	36,627	13,619
Depreciation, amortization and accretion	61,156	54,226	20,309	18,099
Operating income (loss)	74,222	8,995	16,318	(4,480)
Interest expense and other financing costs	24,306	21,046	9,025	6,709
Interest and investment income	(1,791)	(1,948)	(696)	(661)
Provision (Benefit) for income taxes	17,549	(1,397)	(319)	(1,744)
Net income (loss)	$34,158	$(8,706)	$8,308	$(8,784)
Diluted earnings per share of common stock	$0.32	$(0.08)	$0.08	$(0.08)
Average shares outstanding (000s)	105,575	103,537	106,173	103,747

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (2)	$135,378	$63,221	$36,627	$13,619
Cash flow before changes in working capital (3)	121,969	94,203	28,571	30,368
Working capital changes	(61,940)	52,863	(38,424)	19,954
Net cash provided (used) by operating activities	60,029	147,066	(9,853)	50,322
Net cash used in investing activities	(61,290)	(121,574)	(20,547)	(44,865)
Net cash used in financing activities	(10,368)	(21,710)	(189)	(6,500)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	181,340	180,439	180,605	177,741
Gasoline yields	87,440	83,809	87,144	84,913
Diesel yields	69,983	70,649	69,603	67,167
Total sales	184,093	182,890	184,596	178,163

Refinery operating margins information ($ per bbl)
Refined products revenue	$83.88	$63.03	$83.61	$73.02
Raw material, freight and other costs (1)	76.50	56.37	75.59	66.48
Refinery operating expenses, excluding depreciation	4.42	4.65	4.88	5.11
Depreciation, amortization and accretion	1.21	1.08	1.19	1.10

Cheyenne Refinery average laid-in crude oil differential ($ per bbl) (4)	$4.89	$3.97	$6.50	$2.85
Cheyenne Refinery average light/heavy crude oil differential ($ per bbl)	10.18	5.97	13.03	7.13
Average WTI/WTS differential ($ per bbl)	2.00	1.44	2.13	1.62
El Dorado Refinery average laid-in crude oil differential ($ per bbl) (4)	2.24	3.39	2.38	2.08
El Dorado Refinery average light/heavy crude oil differential ($ per bbl)	7.07	5.71	8.88	5.69

BALANCE SHEET DATA ($000s)	At September 30, 2010		At December 31, 2009
Cash, including cash equivalents (a)		$413,651		$425,280
Working capital		546,734		498,190
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,699		347,485
Shareholders' equity (d)		984,221		943,976
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-7.2%		-9.0%

(1)
During the fourth quarter of 2009, the Company changed its crude oil, unfinished and finished product inventory valuation method to the LIFO method from the FIFO method.  The comparative financial statements for 2009 have been adjusted to apply the new method retrospectively.

(2)
Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
		As Adjusted (1)		As Adjusted (1)
	2010	2009	2010	2009

Net income (loss)	$34,158	$(8,706)	$8,308	$(8,784)
Add provision (benefit) for income taxes	17,549	(1,397)	(319)	(1,744)
Add interest expense and other financing costs	24,306	21,046	9,025	6,709
Subtract interest and investment income	(1,791)	(1,948)	(696)	(661)
Add depreciation, amortization and accretion	61,156	54,226	20,309	18,099
Adjusted EBITDA	$135,378	$63,221	$36,627	$13,619

(3)
Cash flow before changes in working capital represents cash flow excluding the effects of changes to cash flow related to changes in working capital.  Cash flow before changes in working capital is not a calculation based upon generally accepted accounting principles; however, the amounts included in the cash flow before changes in working capital calculation are derived from amounts included in the consolidated financial statements of the Company.  Cash flow before changes in working capital is presented here because the Company believes it enhances an investor’s understanding of Frontier’s cash flow irrespective of the cash used in or provided by the working capital accounts.  Frontier’s cash flow before changes in working capital for the three and nine months ended September 30, 2010 and 2009 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
		As Adjusted (1)		As Adjusted (1)
	2010	2009	2010	2009
Net income (loss)	$34,158	$(8,706)	$8,308	$(8,784)
Depreciation, amortization and accretion (including amortization of deferred turnaround costs)	75,265	69,194	24,919	23,153
Deferred income taxes (benefit) provision	4,346	14,335	(8,799)	9,813
Stock-based compensation expense	12,290	15,193	3,677	4,440
Excess income tax benefits of stock-based compensation	(152)	(227)	(51)	(76)
Amortization of debt issuance costs	1,116	1,117	372	373
Senior notes discount amortization	214	196	73	67
Allowance for investment loss and bad debts	(184)	500	(132)	-
Gain on sales of assets	(1)	-	-	-
Increase (Decrease) in other long-term liabilities	(4,952)	10,734	1,235	8,259
Changes in deferred turnaround costs, deferred cataylst costs and other	(131)	(8,133)	(1,031)	(6,877)
Cash flow before changes in working capital	121,969	94,203	28,571	30,368
Changes in working capital from operations	(61,940)	52,863	(38,424)	19,954
Net cash provided by operating activities	$60,029	$147,066	$(9,853)	$50,322

(4)
Average laid-in crude oil differential is the weighted average differential between the NYMEX WTI crude oil price and the composite cost of all crude oil purchased and delivered to the Company’s refineries.

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